                                  SCHEDULE 14A

                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

      Meridian Point Realty Trust `83
 ................................................................................
                (Name of Registrant as Specified In Its Charter)

      Meridian `83 Shareholders' Committee for Growth
    ............................................................................
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment  of  Filing  Fee  (Check  the appropriate box):
[X] No Fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

             Shares of Beneficial Interest
         .......................................................................

         2) Aggregate number of securities to which transaction applies:
         .......................................................................

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         .......................................................................

         4) Proposed maximum aggregate value of transaction:
         .......................................................................

         5) Total fee paid:
         .......................................................................


[ ] Fee paid previously with preliminary materials:
[ ] Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
         .......................................................................

         2) Form, Schedule or Registration Statement No.:
         .......................................................................

         3) Filing Party:
         .......................................................................

         4) Date Filed:
         .......................................................................
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                   AN IMPORTANT MESSAGE TO THE SHAREHOLDERS OF

                         MERIDIAN POINT REALTY TRUST `83

                                    FROM THE

                 MERIDIAN `83 SHAREHOLDERS' COMMITTEE FOR GROWTH

Dear Shareholder of Meridian Point Realty Trust `83:

         As you know, the Meridian `83 Shareholders' Committee for Growth (the "Meridian Committee") is seeking to replace the current Board of Trustees of Meridian Point Realty Trust `83 ("Meridian") with its own five nominees who would then constitute the entire Board. In its proxy statement, Meridian has proposed that the current trustees be re-elected and that Meridian be liquidated and dissolved. The Meridian Committee believes that converting Meridian to a perpetual-life REIT would be more valuable to shareholders than liquidation. Conversion to a perpetual-life REIT would permit the Meridian Committee's nominees to grow Meridian and re-invest the proceeds from the sale of any Meridian properties into newly-acquired properties.

                        TO LIQUIDATE OR NOT LIQUIDATE --
                              THAT IS THE QUESTION

         Based on public information contained in Meridian's filings with the Securities and Exchange Commission (the "SEC"), THE MERIDIAN COMMITTEE BELIEVES THAT THE LIQUIDATION VALUE OF MERIDIAN AS OF TODAY IS POSSIBLY AS LOW AS ONLY 37 CENTS A SHARE. Of course, current management continues to eat away at any liquidation value.

         Meridian's own proxy statement states that Lorraine O. Legg, Meridian President, Chief Executive Officer and a Trustee, has an ownership interest in a company ("E&L") that receives a "management fee" of $10,000 from Meridian pursuant to an agreement arranged by the current Trustees. Meridian sold its last remaining real property interest in August 1997. What is E&L being paid $10,000 a month to manage when Meridian sold off its last property over a year ago? If it is the management of cash, the results speak for themselves. According to Meridian's June 30, 1998 Form 10-Q as filed with the SEC, during the first half of 1998 Meridian paid E&L "management fees" of $60,000 while Meridian earned only $38,000 in interest and other revenues, or less than 3.0% per year on between $2.6 and 2.9 million in assets.

         To make matters worse, total Shareholders' equity of Meridian has declined from just over $3.0 million at September 30, 1997 to $2.6 million at June 30, 1998. THUS, WHILE HOLDING NO REAL PROPERTY ASSETS, MERIDIAN HAS LOST OVER $400,000 OF ITS SHAREHOLDERS' MONEY IN ONLY 9 MONTHS!

         That leaves us to ask the question, what will be left for the shareholders if the current Trustees go forward with their liquidation plan? We believe that Meridian's franchise, including its existing status as a publicly-traded vehicle, has value. You must act now to preserve that value.

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                         WE ARE SHAREHOLDERS -- LIKE YOU

         Members of the Meridian Committee beneficially own and have the right to vote an aggregate of 587,609 Meridian shares, constituting approximately 19.3% of the total outstanding Meridian shares. According to Meridian's own proxy statement, all the current trustees and executive officers as a group own only 5,640 Meridian shares, which is significantly less than 1.0% of the total outstanding Meridian shares.

         AS MERIDIAN SHAREHOLDERS, WHO HAVE INVESTED OVER $1.7 MILLION IN MERIDIAN, OUR INTERESTS ARE ALIGNED WITH YOURS, THE SHAREHOLDERS.

                       PROTECT YOUR INVESTMENT -- ACT NOW

         UNDER THE CURRENT BOARD OF TRUSTEES, MERIDIAN SHARES HAVE DROPPED FROM $5.00 PER SHARE IN 1993 AND 1994 TO $0.50 PER SHARE ON SEPTEMBER 11, 1998! We believe that the current Board has failed to protect your investment. By electing the Meridian Committee's nominees and converting Meridian to a perpetual-life REIT, the Meridian Committee can aggressively pursue strategies to increase shareholder value. THIS CHANGE NEEDS TO BE MADE NOW, BEFORE MERIDIAN LIQUIDATES AND ANY OPPORTUNITY FOR INCREASING SHAREHOLDER VALUE IS LOST.

         We believe the election of our nominees is your best hope for change at Meridian. PROTECT YOUR INVESTMENT NOW. VOTE FOR THE MERIDIAN COMMITTEE'S NOMINEES.

               THE ANNUAL MEETING IS SEPTEMBER 22 -- DO NOT DELAY!

         Every vote counts -- no matter how few or many shares you own. Please mail in your WHITE proxy card today so that it is received prior to the September 22 Meeting. Remember: you can vote for the Meridian Committee's nominees only on the Meridian Committee's WHITE proxy card. Make certain that your latest-dated proxy is the Meridian Committee's WHITE proxy card.

         If you need assistance in voting your shares, please call our proxy solicitor, Beacon Hill Partners, Inc., at 1-800-854-9486. Registered holders can fax both sides of their signed proxy cards to Beacon Hill Partners, Inc. at 212-843-4384.

Sincerely,

MERIDIAN `83 SHAREHOLDERS' COMMITTEE FOR GROWTH
[GRAPHIC OMITTED]

/s/ Steven A. Calabrese           /s/ Mark D. Grossi          /s/ Marc C. Krantz
Steven A. Calabrese               Mark D. Grossi              Marc C. Krantz


             /s/ Richard M. Osborne               /s/ Thomas J. Smith
             Richard M. Osborne                   Thomas J. Smith

September 15, 1998